Exhibit 99.1

  Boyd Bros. Transportation Completes Merger With BBT Acquisition Corporation

     CLAYTON, Ala.--(BUSINESS WIRE)--Sept. 13, 2004--Boyd Bros. Transportation Inc. (NASDAQ/SmallCap:BOYD) (the "Company") today announced that it has completed the merger of BBT Acquisition Corporation ("BBT") into the Company. As a result of the merger, the Company's shares will cease trading on NASDAQ at the conclusion of market trading hours today and will no longer be registered under the Securities Exchange Act of 1934.
     BBT is a company owned by Dempsey Boyd, the founder of the Company, Gail B. Cooper, the President and Chief Executive Officer of the Company, and certain of their family members. Stockholders of the Company (other than BBT and the Boyd family stockholders of BBT) will receive $9.18 in cash for each share of Company common stock owned.

     Boyd Bros. Transportation Inc. is one of the largest flatbed trucking companies in the United States. The Company provides transportation services to high-volume, time-sensitive customers, primarily in the steel and building materials industries, and operates throughout most of the continental United States. For more information about the Company, visit Boyd Bros. on the Internet at www.boydbros.com.

     CONTACT: Boyd Bros. Transportation Inc., Clayton
              Richard C. Bailey, 334-775-1221